Exhibit 97.1 1 DOLLAR TREE, INC. CLAWBACK POLICY (Effective April 15, 2018) Introduction The Board of Directors (the “Board”) of Dollar Tree, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in certain events (the “Policy”). This Policy is designed to comply with Rule 10D-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the listing standards of the Nasdaq Stock Market. The Board will disclose the circumstances of any recoupment required by law or determined by it to be in the best interests of the Company’s shareholders. Any determinations required hereunder shall be made by the Board or, if so designated, by the Compensation Committee of the Board and any such determination shall be final and binding on all affected individuals. Covered Executives This Policy applies to the Company’s current and former executive officers (within the meaning of Rule 10D-1 under the Exchange Act and the listing standards of the Nasdaq Stock Market) (“Covered Executives”). Recoupment; Accounting Restatement In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, the Board reasonably promptly will require recoupment of any erroneously awarded Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement and such additional periods as may be required under Rule 10D-1 of the Exchange Act or the listing standards of the Nasdaq Stock Market. Recoupment under this Policy will be required on a “no fault” basis, without regard to whether any misconduct occurred or a Covered Executive’s responsibility for the erroneous financial statements. For purposes of this Policy, an “accounting restatement” includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

2 Incentive Compensation For purposes of this Policy, Incentive Compensation means incentive-based compensation (within the meaning of Rule 10D-1 under the Exchange Act and the listing standards of the Nasdaq Stock Market), including, without limitation, any of the following; provided that, such compensation is granted, earned or vested based wholly or in part on the attainment of -one or more financial reporting measures: • Cash bonuses; • Other short- and long-term cash awards; • Stock options; • Stock appreciation rights; • Restricted stock; • Restricted stock units; • Performance stock units; and • Other stock-based awards. Financial reporting measures include any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, or any measure derived wholly or in part from such measures (including non-GAAP financial measures), or the Company’s stock price or total shareholder return. Excess Incentive Compensation: Amount Subject to Recovery The amount of erroneously awarded compensation to be recovered will be the excess of the Incentive Compensation received by the Covered Executive based on the erroneous data over the Incentive Compensation that would have been received by the Covered Executive had it been based on the restated amounts, computed without regard to any taxes paid, as determined by the Board. For Incentive Compensation based on the Company’s stock price or total shareholder return, if the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement on the Company’s stock price or total shareholder return. Method of Recoupment The Board will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder, which may include, without limitation: • requiring reimbursement of cash Incentive Compensation previously paid; • seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

3 • offsetting, to the extent required for compliance with Internal Revenue Code section 409A (“409A”), against any compensation otherwise owed or payable by the Company to the Covered Executive at the time such compensation would otherwise be payable; • withholding future incentive compensation awards and equity awards; • cancelling (at a time permissible under 409A, if applicable) outstanding vested or unvested equity awards; and/or • taking any other remedial and recovery action permitted by law, as determined by the Board. No Indemnification The Company shall not indemnify any Covered Executives against the loss of any erroneously awarded Incentive Compensation under this Policy. Interpretation The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Rule 10D-1 under the Exchange Act and the listing standards of the Nasdaq Stock Market. Effective Date This Policy, as amended, is effective as of April 15, 2018 (the “Effective Date”) and shall apply to Incentive Compensation that is received by Covered Executives on or after the Effective Date. Amendment; Termination The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary. The Board may terminate this Policy at any time. Other Recoupment Rights The Board intends that this Policy will be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company by law or pursuant to the terms of any compensation plan or arrangement, employment agreement, executive agreement, retention agreement, award agreement, or similar agreement. Impracticability The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Compensation

4 Committee in accordance with Rule 10D-1 under the Exchange Act and the listing standards of the Nasdaq Stock Market. Successors This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives. (as amended June 13, 2023)